Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated January 31, 2025, with respect to the financial statements of Hotel101 Global Holdings Corp. as of December 31, 2024 and for the period from March 13, 2024 (date of inception) to December 31, 2024, appearing in the Registration Statement on Form F-4 of Hotel101 Global Holdings Corp. (File No. 333-287130). We also consent to the reference to us under the heading “Statement by Experts” in such Shell Company Report.

/s/ Marcum llp

New York, NY

July 7, 2025